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                                                                    EXHIBIT 10.2
                       UNION PACIFIC RESOURCES GROUP INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                          (Effective September 5, 1997)

                                    ARTICLE I

                            Establishment of the Plan
                            -------------------------

         1.1. PURPOSE. The Union Pacific Resources Group Inc. (the "Company") hereby adopts the Union Pacific Resources Group Inc. Executive Deferred Compensation Plan (the "Plan") for the purpose of allowing selected executives of the Company and its subsidiaries to defer salary, executive incentive awards and certain items of long-term incentive compensation. The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and administered as a "top hat" plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the extent that this Plan permits the deferral of "performance-based compensation" within the meaning of Code section 162(m), it is the Company's intention that this Plan be administered in a manner which preserves the status of such compensation as "performance-based compensation".

         1.2. EFFECTIVE DATE. Unless otherwise indicated, this Plan shall be effective as of September 5, 1997.

                                   ARTICLE II

                                   Definitions
                                   -----------

         2.1 ACCOUNT. The bookkeeping record of a Participant's deferrals and corresponding credits as provided in Article V.

         2.2 BENEFICIARY. The individual or individuals designated by the Participant to receive distributions under this Plan in the event of the Participant's death.

         2.3 BOARD. The Board of Directors of the Union Pacific Resources Group Inc. or such Committee thereof delegated to act on its behalf.

         2.4 CHANGE OF CONTROL. An event set forth in any one of the following paragraphs:

             (a) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or


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               (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1933)) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds ( ) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

               (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

               (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

         2.5 COMMITTEE. The Compensation and Corporate Governance Committee of the Board.

         2.6 COMPANY.  Union Pacific Resources Group Inc.





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         2.7 DEFERRAL ELECTION. The Executive Incentive Award Deferral
         Election, the Long-Term Incentive Deferral Election, and the Salary Deferral Election.

         2.8 DEFERRED EXECUTIVE INCENTIVE AWARD. The amount of Executive Incentive Award which the Executive and the Company mutually agree shall be deferred in accordance with this Plan.

         2.9 DEFERRED COMPENSATION. Deferred Executive Incentive Award, Deferred Long-Term Incentive and Deferred Salary.

         2.10 DEFERRED LONG-TERM INCENTIVE. The amount of Long-Term Incentive which the Officer and the Company mutually agree shall be deferred in accordance with this Plan.

         2.11 DEFERRED SALARY. The amount of Salary which the Officer and the Company mutually agree shall be deferred in accordance with this Plan.

         2.12 DISABILITY. A Participant is considered to have suffered a disability under this Plan if he or she would be treated as disabled under the Company's long-term disability plan in force at the time of the disability.

         2.13 ELECTION DEADLINE. The day or date established by the Committee after which a Deferral Election may not be revoked by the Participant.

         2.14 EXECUTIVE. An Officer or senior manager of the Company or subsidiary selected by the Committee to be a participant in this Plan.

         2.15 EXECUTIVE INCENTIVE AWARD. Any form of annual incentive compensation awarded to the Executive under any plan or arrangement maintained by the Company or any of its subsidiaries.

         2.16 EXECUTIVE INCENTIVE AWARD DEFERRAL ELECTION. An Executive's election to defer all or a portion of an Executive Incentive Award in the form specified by the Committee and subject to the terms of the Plan.

         2.17 INVESTMENT FUND. Any fund or funds selected by the Committee into which deferrals and matching contributions are notionally invested under this Plan. Unless otherwise specified, the UPR Stock Fund shall at all times be an Investment Fund under this Plan.

         2.18 LONG-TERM INCENTIVE. Compensation attributable to the award of retention stock, the gains attributable to nonqualified stock options and such other forms of long-term incentive compensation as the Committee may determine.

         2.19 LONG-TERM INCENTIVE DEFERRAL ELECTION. An Officer's election to defer all or a portion of Long-Term Incentive in the form specified by the Committee and subject to the terms of the Plan.

         2.20 OFFICER. A senior level Executive of the Company specifically designated by the Committee.

         2.21 PARTICIPANT. An Executive who elects to participate in this Plan pursuant to the requirements of Article III hereof.





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         2.22 RETIREMENT. A separation from the service of the Company or subsidiary coupled with the immediate receipt of retirement benefits under the Union Pacific Resources Group Inc. Employees' Pension Plan.

         2.23 SALARY. An Officer's annual base pay in excess of the compensation limit imposed by Code section 401(a)(17) or such other amount as may be determined by the Committee.

         2.24 SALARY DEFERRAL ELECTION. An Officer's election to defer Salary in the form specified by the Committee and subject to the terms of this Plan.

         2.25 TERMINATION OF EMPLOYMENT. A separation from the service of the Company or subsidiary for any reason other than Retirement, death or Disability. A transfer from the Company to a subsidiary shall not constitute a Termination of Employment.

         2.26 UPR STOCK FUND. An Investment Fund into which amounts deferred and credited shall be converted to phantom shares of the Company's common stock in the manner determined by the Committee. Deferrals into the UPR Stock Fund shall be available to Officers only.

                                   ARTICLE III

                          Eligibility and Participation
                          -----------------------------

         3.1 ELIGIBILITY. An Executive shall be eligible to participate in this Plan only if he or she has already made or agreed to make, with respect to the Company's Employee's Thrift Plan, the maximum elective deferrals described in Code section 402(g) or the maximum elective contributions permitted under such Thrift Plan; provided, however, that this eligibility requirement shall remain effective only for such period as it is deemed necessary to preserve the tax-qualified status of the Thrift Plan.

         3.2. ELECTION TO DEFER EXECUTIVE INCENTIVE AWARD. An Executive may participate in the Deferred Executive Incentive Award portion of this Plan by executing an Executive Incentive Award Deferral Election on or before the date prescribed by the Committee with respect to any Executive Incentive Award not yet awarded. The Executive Incentive Award Deferral Election shall be made on a form approved by the Committee, which shall require an electing Executive to defer a specific amount of any Executive Incentive Award which may be made to him or her in the future, not to exceed the Executive Incentive Award less applicable withholding taxes.

         3.3 ELECTION TO DEFER SALARY. An Executive, who is an Officer, may participate in the Deferred Salary portion of this Plan by executing a Salary Deferral Election on or before the date prescribed by the Committee with respect to Salary not yet earned. The Salary Deferred Election shall be made on a form approved by the Committee which shall require the electing Officer to defer a specific amount of Salary not to exceed the Salary less applicable withholding taxes.

         3.4 ELECTION TO DEFER LONG-TERM INCENTIVE. An Executive, who is an Officer, may participate in the Deferred Long-Term Incentive portion of this Plan by executing a Long-Term Incentive Election on or before the date prescribed by the Committee with respect to any Long-Term Incentive which is not yet recognizable by the Officer for federal income tax purposes. The Long-Term Incentive Election shall be made on a form approved by the Committee, which shall require the

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         electing Officer to defer a specified amount of the Long-Term
         Incentive, not to exceed the Long-Term Incentive less applicable withholding taxes.

         3.5 REVOCATION. A Deferral Election may not be revoked by the Participant after the Election Deadline; provided, however, that with respect to a Salary Deferral Election, a Participant may revoke future deferrals of amounts not yet earned for the remainder of the year in question, with appropriate written notice to the Committee.

         3.6 CHANGE OF STATUS. Notwithstanding any other provision of this Plan, in the case of any Executive who becomes a non-Executive while still employed by the Company, any Executive Incentive Award Deferral Election, Salary Deferral Election or Long-Term Incentive Deferral Election entered into prior to the occurrence of such change in status shall be unaffected by such change in status, except that, as provided in Section 3.4 hereof, future deferrals of Salary not yet earned for the year in question may be revoked. No new elections relating to Salary, an Executive Incentive Award or a Long-Term Incentive will be permitted hereunder while such employee remains in a non-Executive status.

                                   ARTICLE IV

                         Matching Company Contributions
                         ------------------------------

         4.1 CONTRIBUTION. The Company shall credit an additional 25 percent to the Account of any Officer who elects to have his or her Deferred Executive Incentive Award or his or her Deferred Salary notionally invested in the UPR Stock Fund for a period of at least three years. The Company's matching contribution shall also be invested in the UPR Stock Fund and shall remain so invested until the Officer terminates employment with the Company for any reason.

         4.2 FORFEITURE. The Company's matching contribution shall be forfeited by the Officer if the Officer incurs a Termination of Employment or Retirement prior to the first anniversary of the date such matching contribution is credited to his or her Account and under the circumstances described in the hardship withdrawal provisions of
         Section 7.2. Notwithstanding the foregoing, a forfeiture shall not be imposed if either (a) the Officer's Termination of Employment or Retirement occurs within two years after a Change of Control, or (b) the Committee determines that it is in the best interests of the Company that the forfeiture not be imposed.

                                    ARTICLE V

                                     Account
                                     -------

         5.1 ACCOUNT. The Committee shall establish an Account (including all necessary subaccounts) for each Participant hereunder.

         5.2 PARTICIPANT AND MATCHING CONTRIBUTIONS. Each Participant's Account shall be credited by bookkeeping entries in amounts equal to the amounts which (a) the Participant has elected to defer by a Deferral Election as of the date such amounts would have been paid to such Participant had such Deferral Election not been in force and (b) any matching amounts, if applicable, credited under Article IV.





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         5.3 ADJUSTMENTS. Each Participant's Account shall be credited by bookkeeping entries with earnings (or losses) reflecting the Investment Fund into which his or her Deferred Compensation or corresponding matching contribution was notionally invested. A Participant may change Investment Funds at any time and in any manner prescribed by the Committee; provided, however, that (a) only an Officer may elect to have his or her deferrals notionally invested in the UPR Stock Fund;
         (b) any Deferred Executive Incentive Award or any Deferred Salary which an Officer elects to have notionally invested in the UPR Stock Fund shall remain so invested until paid to the Officer under Article VII and (c) any Deferred Long-Term Incentive and any Company matching contributions credited to the Officer's Account under Section 4.1 shall be invested in the UPR Stock and shall remain so invested until the Officer terminates employment with the Company for any reason.

         5.4 STATEMENTS. Each Participant will receive a statement of his or her Account at such regular intervals as determined by the Committee.

                                   ARTICLE VI

                               Deferred Elections
                               ------------------

         6.1 DEFERRAL PERIOD. A Participant shall elect at the time of his or her Deferral Election to have the specified amount, plus any earnings attributable thereto, deferred until (a) a future date specified by the Participant in such Deferral Election or (b) the earliest to occur of such Participant's Termination of Employment, Retirement, Disability or death. If a Participant, who is an officer, elects to have his or her Deferred Executive Incentive Award or Deferred Salary notionally invested in the UPR Stock Fund, the deferral period for such investment must be at least three years, otherwise the Company's matching contribution under Section 4.1 shall not be credited to his or her Account.

         6.2 LIMITATIONS. Notwithstanding Section 6.1, a Participant may not make a Deferral Election to a date beyond the Participant's life expectancy and, in general, the commencement of any distribution under this Plan will not be deferred beyond the earliest to occur of the following: the Participant's Termination of Employment, Retirement, Disability or death.

                                   ARTICLE VII

                          Distributions and Withdrawals
                          -----------------------------

         7.1 DISTRIBUTIONS. Distributions under this Plan shall be made in the manner set forth below:

                  (a) IN-SERVICE. Deferred Compensation shall be distributed to a Participant, while employed with the Company, on the date specified pursuant to Section 6.1(a) hereof and in accordance with the distribution method selected by the Participant on his or her Deferral Election form.

                  (b) TERMINATION OF SERVICE. Upon a Participant's termination of employment for any reason, the Committee shall distribute his or her Account, in the sole discretion of the Committee, as follows:





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                           (i) in a single distribution paid in the year of his
                           or her termination or in January of the following year, as determined by the Committee; or

                           (ii) over such number of years as are fixed by the Committee but not exceeding fifteen, in annual installments of substantially equal value, the first of such installments to be paid or delivered in the month following the month of his or her termination, or at the discretion of the Committee not later than 12 months following the date of termination and subsequent installments to be paid or delivered in January of each subsequent year; or

                           (iii) in the event of Retirement or death of a currently employed Participant, at a specified future date not to exceed 15 years from the date of such Retirement or death in a single distribution, an amount equal to the value of the Participant's Account. Prior to such distribution, the income generated by such Account shall be paid in cash quarterly to such Participant's or his or her Beneficiary commencing with the first day of the month subsequent to such Participant's Retirement or death. In the case of Retirement, the single distribution referred to above will be paid on the date specified or upon death, whichever occurs first; or

                           (iv) in any other manner determined by the Committee.

         7.2 HARDSHIP WITHDRAWALS. Upon written application to the Committee, a Participant may request a withdrawal of all or any portion of the amounts then credited to his or her Account (except for any Company matching contributions credited under Section 4.1) prior to the time of payment applicable under section 6.1 in the case of an unforeseeable emergency.

         For purposes of this Section 7.2, an unforeseeable emergency is any severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved --

          (a) Through reimbursement or compensation by insurance or otherwise,

          (b) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

          (c) By cessation of deferrals under the Plan.

          The Participant's need to send a child to college, the desire to purchase a home and similar financial circumstances shall not be considered unforeseeable emergencies under this Plan.

          The decision of the Committee shall be final, conclusive and binding upon the Participant and any and all persons claiming through the Participant. Under no circumstances shall the Committee consent to the withdrawal of an amount which is in excess of the amount necessary to relieve the Participant's need. If a Participant, who is an officer, requests, and the Committee consents to, the release of amounts held in the UPR Stock Fund for a period



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          of less than three years, then the release of any such amounts shall result in the forfeiture of any corresponding Company matching contributions credited under Section 4.1 hereto.

     7.3  DEATH.

          (a) If the Participant dies prior to the time his or her Account is distributed under Section 7.1, all amounts credited to such Account shall be paid to the Participant's Beneficiary in accordance with
          Section 7.1.

          (b) All designations of Beneficiary shall be on such forms as are specified by and filed with the Committee. Any Beneficiary designation made by the Participant in accordance with this provision may be changed from time to time by filing with the Committee a notice of such change on the form provided by the Committee and such change of Beneficiary designation shall become effective upon receipt by the Committee.

          (c) In the event a Participant's Beneficiary would otherwise become entitled to a distribution hereunder, and all Beneficiaries designated by the Participant are not then living, or if no valid Beneficiary designation is in effect, the Participant's estate or duly authorized personal representative shall be deemed to have been designated by the Participant.

    7.4 ACCELERATED PAYMENTS. The Committee may accelerate any payments deferred hereunder if it determines that such acceleration is in the best interests of the Company.

    7.5 PAYMENTS FROM THE UPR STOCK FUND. Notwithstanding the foregoing, any distributions or withdrawals from the UPR Stock Fund shall be paid in whole shares of the Company's common stock, except that any fractional share shall be paid in cash.

                                  ARTICLE VIII

                                 Administration
                                 --------------

    8.1 The Plan shall be administered by the Committee. The Committee shall be vested with full authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any and all persons claiming under or through any Participant. The Committee shall have the authority to:

          (i) Engage agents to perform services on behalf of the Committee and to authorize the payment of reasonable compensation for the performance of such service;

          (ii) Delegate to designated employees or departments of the Company the authority to perform such of the Committee's administrative duties hereunder as may be delegated to such employees or departments.

    8.2   The Company shall pay the costs of administering the Plan.




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                                   ARTICLE IX

                            Amendment and Termination
                            -------------------------

         9.1 AMENDMENT. The Company may at any time amend this Plan; provided, however that no amendment shall reduce amounts already credited to a Participant's Account at the time of such amendment.

         9.2 TERMINATION. The Company may at any time terminate this Plan provided that:

             (a) no such termination shall reduce amounts already credited to a Participant's Account at such time; and

             (b) termination of the Plan will not automatically accelerate the time of distributions nor cease the accrual of earnings prior to the applicable event under section 6.1 hereof, unless the Company, by action of its Board, shall elect to accelerate all distributions at the time it elects to terminate this Plan.

                                    ARTICLE X

                                  Miscellaneous
                                  -------------

         10.1 EFFECT ON OTHER PLANS. This Plan relates only to deferrals made by Executives pursuant to its provisions on or after the Effective Date. The timing and method of payment of distributions attributable to any other deferral elections previously made by the Executive under any other plan or plans maintained by the Company shall be controlled by such other plan or plans.

         10.2 NO RIGHT OF EMPLOYMENT. Nothing in the Plan shall be deemed to grant an Executive any rights other than those specifically outlined in the Plan. Nothing in the Plan shall be deemed to create any right of, or contract for, employment between an Executive and the Company.

         10.3 WITHHOLDING. The Company shall, on behalf of itself or any subsidiary, deduct from any distributions due to any Participant or Beneficiary hereunder, any taxes required to be withheld by Federal, state or local governments.

         10.4 NON-ASSIGNABILITY CLAUSE. Participants may not borrow from their Accounts in this Plan. Neither the Participant, nor his Beneficiary, nor any other designee, shall have any right to commute, sell, assign, encumber, transfer or otherwise convey the right to receive any distributions hereunder which distributions and right thereto are expressly declared to be non-assignable and non-transferable; and, any such attempted assignment or transfer shall be null and void.

         10.5 PROHIBITION AGAINST FUNDING. Any provision for distributions hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in the Participant or Beneficiary any right to, or claim against any specific assets of the Company, nor result in the creation of any trust or escrow account for the Participant or Beneficiary. A Participant or Beneficiary entitled to any distributions hereunder shall be a general creditor of the Company.





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         10.6 CONTROLLING LAW. This Plan and the respective rights and obligations of the Company and the Participants and Beneficiaries, except to the extent otherwise provided by Federal law, shall be construed under the laws of the State of Texas.

         10.7 SEVERABILITY. The invalidity or unenforceability of any provision of this Plan shall not affect the other provisions, and the Plan shall be construed in all respects as if any invalid or unenforceable provision were omitted.